Exhibit 99.1

Press Release

For Immediate Release
Contacts:
Keith LaVanway
847-597-9353
klavanway@pregis.com
Brent Zachary
847-597-9330
bzachary@pregis.com
PREGIS ANNOUNCES SECOND QUARTER 2010 FINANCIAL RESULTS
Deerfield, IL, August 13, 2010 — Pregis Corporation, a leading international manufacturer, marketer, and supplier of protective packaging products and specialty packaging solutions, today announced its 2010 second quarter financial results.
For the second quarter of 2010, the Company generated net sales of $217.8 million, an increase of 11.1% versus net sales of $196.0 million in the second quarter of 2009. Excluding the impact of unfavorable foreign currency translation, resulting from the U.S. dollar strengthening against the euro and pound sterling on a year-over-year basis, and the sales associated with our recently completed acquisition of IntelliPack, the quarter’s net sales were higher by 13.1% compared to the prior year quarter due to increased sales volumes, which were driven by the impact of economic recovery as well as the Company’s growth initiatives, along with the impact of selling price increases implemented in the second quarter of 2010.
Gross profit margin, as a percent of net sales, was 21.3% in the second quarter of 2010, compared to 25.0% in the second quarter of 2009. The year-over-year decline in gross margin as a percent of net sales was driven by increased key raw material costs partially offset by increased volumes, year-over-year price increases, and the impact from the Company’s cost reduction programs. Resin costs in North America and Europe, as measured by their respective indices, were 31% and 49% higher, respectively, than the 2009 second quarter.
The Company generated operating income of $4.5 million in the second quarter of 2010, which included pre-tax restructuring charges of $1.0 million relating to the Company’s cost reduction programs, legal costs of $0.5 million, and non-cash purchase accounting charges related to the acquisition of Intellipack of $0.6 million. This compared to operating income of $6.5 million for the second quarter of 2009. The second quarter of 2009 operating loss reflects restructuring activity of $5.2 million. Adjusted for the amounts discussed above, operating income for the second quarter of 2010 was $6.6 million compared to $11.7 million in the second quarter of 2009. This decrease in operating profit was driven by the same factors impacting the gross profit margin percentage.

Adjusted EBITDA, or “Consolidated Cash Flow” as defined by our indentures, is a significant operating measure used by the Company to measure its operating performance and liquidity. Adjusted EBITDA was $19.4 million in the second quarter of 2010 compared to $24.9 million for the same period in 2009 and $18.2 million in the first quarter of 2010.
Commenting on the Company’s results, Mike McDonnell, President and Chief Executive Officer, stated, “In the second quarter, we drove volume growth, both year-over-year and sequentially, as a result of our organic growth initiatives including new offerings in inflatable systems, sustainable products, foam-in-place and food packaging, as well as strong performance in emerging markets. However, the positive impact of this growth was more than offset by significant year-over-year and sequential increases in our key raw material costs, which were higher versus the 2009 second quarter by over 30% in North America and near 50% in Europe based on their respective indices.”
Mr. McDonnell continued, “We implemented selling price increases in the second quarter in both North America and Europe, but we are disappointed that these increases will not be sufficient to fully offset the increases in key raw materials this year. We are continuing to implement additional increases over the next few months in Europe, as resin costs in Europe have continued to climb throughout the second quarter.”
Mr. McDonnell concluded, “We continue to capitalize on the long term growth potential of Pregis. Our organic growth initiatives are showing strong progress and our first quarter acquisition of IntelliPack, a supplier of foam-in-place packaging systems, has enhanced our product portfolio and is an excellent example of our ability to grow through highly accretive acquisitions.”
Segment Performance
Comments on segment net sales and EBITDA performance for the second quarter of 2010 is as follows:
•	Net sales of the protective packaging segment increased by $19.5 million, or 16.4%. The 2010 second quarter sales increase was driven primarily by increased volumes due to improved economic conditions, the impact from growth initiatives, and the impact of the IntelliPack acquisition partially offset by unfavorable foreign currency translation. Net sales for the second quarter 2010, excluding IntelliPack and unfavorable foreign currency translation, increased by 15.6% compared to the same period in 2009.

•	EBITDA of the protective packaging segment decreased $4.7 million. The decrease in EBITDA for the second quarter was due primarily to the impact of significantly higher key raw material costs which were partially offset by increased sales.

•	Net sales of the specialty packaging segment increased $2.3 million, or 3.0%. This increase was driven primarily by increased volumes in our fresh food packaging markets, which offset the impact of unfavorable foreign currency translation. Excluding the unfavorable foreign currency translation, net sales for the second quarter 2010 increased 9.4% year-over-year.

•	EBITDA of the specialty packaging segment decreased $0.3 million. This decrease was due to increased raw material costs and unfavorable foreign currency translation partially offset by increased volumes.
A summary of Adjusted EBITDA, a significant measure required by the Company’s indentures and used by the Company to measure its operating performance and liquidity, is presented in the supplemental information at the end of this release.
Conference Call:
The Company will conduct an investor conference call to review its 2010 second quarter results on Monday, August 16, 2010 at 11:00 a.m. ET (10:00 p.m. CT). The call can be accessed through the following dial-in numbers: Domestic: 800-561-2601; International: 617-614-3518; Participant Passcode: 25259431. A replay of the conference call will be available through August 30, 2010. The replay may be accessed using the following dial-in information: Domestic: 888-286-8010; International: 617-801-6888; Passcode: 16508877.
About Pregis:
Pregis Corporation is a leading global provider of innovative protective, flexible, and foodservice packaging and hospital supply products. The specialty-packaging leader currently operates 47 facilities in 18 countries around the world. Pregis Corporation is a wholly owned subsidiary of Pregis Holding II Corporation. For more information about Pregis, visit the Company’s web site at www.pregis.com.
Safe Harbor Statement:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. For a discussion of key risk factors, please see the risk factors disclosed in the Company’s annual report, which is available on its website, www.pregis.com. These risks may cause actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no duty to update its forward-looking statements.

Pregis Holding II Corporation
Consolidated Balance Sheets
Unaudited
(dollars in thousands)

	June	December
	30, 2010	31, 2009
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$31,783	$80,435
Accounts receivable
Trade, net of allowances of $4,909 and $6,015 respectively	133,214	120,812
Other	10,786	12,035
Inventories, net	86,412	81,024
Deferred income taxes	5,083	5,079
Due from Pactiv	1,125	1,169
Prepayments and other current assets	8,659	7,929

Total current assets	277,062	308,483
Property, plant and equipment, net	211,355	226,882
Other assets
Goodwill	139,559	126,250
Intangible assets, net	53,862	38,054
Deferred financing costs, net	6,532	8,092
Due from Pactiv, long-term	7,803	8,429
Pension and related assets	13,331	13,953
Restricted cash	3,500	—
Other	366	404

Total other assets	224,953	195,182

Total assets	$713,370	$730,547

Liabilities and stockholder’s equity
Current liabilities
Short-term debt	$8,225	$—
Current portion of long-term debt	339	300
Accounts payable	99,667	78,708
Accrued income taxes	5,316	5,236
Accrued payroll and benefits	12,731	14,242
Accrued interest	7,103	7,722
Other	18,321	18,011

Total current liabilities	151,702	124,219
Long-term debt	458,852	502,534
Deferred income taxes	21,914	19,721
Long-term income tax liabilities	5,085	5,463
Pension and related liabilities	3,614	4,451
Other	20,728	15,367
Stockholder’s equity:
Common stock — $0.01 par value; 1,000 shares authorized, 149.0035 shares issued and outstanding at June 30, 2010 and December 31, 2009	—	—
Additional paid-in capital	153,021	151,963
Accumulated deficit	(98,118)	(82,328)
Accumulated other comprehensive income (loss)	(3,428)	(10,843)

Total stockholder’s equity	51,475	58,792

Total liabilities and stockholder’s equity	$713,370	$730,547

Pregis Holding II Corporation
Consolidated Statements of Operations
Unaudited
(dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net Sales	$217,801	$196,003	$427,837	$381,547
Operating costs and expenses:
Cost of sales, excluding depreciation and amortization	171,368	147,049	333,838	288,056
Selling, general and administrative	29,561	26,403	66,441	54,399
Depreciation and amortization	11,464	11,305	22,659	22,776
Other operating expense, net	919	4,734	1,566	11,335

Total operating costs and expenses	213,312	189,491	424,504	376,566

Operating income	4,489	6,512	3,333	4,981
Interest expense	11,628	9,482	23,618	18,880
Interest income	—	(95)	(22)	(122)
Foreign exchange (gain)/loss, net	(369)	(8,105)	908	(4,931)

Income (loss) before income taxes	(6,770)	5,230	(21,171)	(8,846)
Income tax expense (benefit)	(3,188)	2,167	(5,381)	(1,501)

Net income (loss)	$(3,582)	$3,063	$(15,790)	$(7,345)

Pregis Holding II Corporation
Consolidated Statements of Cash Flows
Unaudited
(dollars in thousands)

	Six Months Ended June 30,
	2010	2009
Operating activities
Net loss	$(15,790)	$(7,345)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	22,659	22,776
Amortization of inventory step-up	406	—
Deferred income taxes	(6,479)	(2,845)
Unrealized foreign exchange loss (gain)	1,123	(4,693)
Amortization of deferred financing costs	1,757	1,187
Amortization of debt discount	1,436	157
Gain on disposal of property, plant and equipment	(86)	(257)
Stock compensation expense	1,058	734
Changes in operating assets and liabilities
Accounts and other receivables, net	(22,982)	8,436
Due from Pactiv	(134)	—
Inventories, net	(13,058)	6,504
Prepayments and other current assets	(981)	1,251
Accounts payable	28,418	(5,642)
Accrued taxes	674	(1,963)
Accrued interest	(256)	(785)
Other current liabilities	(3,517)	(1,827)
Pension and related assets and liabilities, net	(942)	(1,825)
Other, net	1,515	(1,856)

Cash provided by (used in) operating activities	(5,179)	12,007

Investing activities
Capital expenditures	(14,323)	(9,973)
Proceeds from sale of assets	163	363
Acquisition of business, net of cash acquired	(31,385)	—
Change in restricted cash	(3,500)	—

Cash used in investing activities	(49,045)	(9,610)

Financing activities
Repayment of debt	—	(4,312)
Proceeds from revolving credit facility	500	—
Proceeds from foreign lines of credit draws	8,992	—
Other, net	(23)	(215)

Cash provided by (used in) financing activities	9,469	(4,527)
Effect of exchange rate changes on cash and cash equivalents	(3,897)	(248)

Decrease in cash and cash equivalents	(48,652)	(2,378)
Cash and cash equivalents, beginning of period	80,435	41,179

Cash and cash equivalents, end of period	$31,783	$38,801

Pregis Holding II Corporation
Supplemental Information
(Unaudited)
Calculation of Adjusted EBITDA (“Consolidated Cash Flow”)

(unaudited)	Three Months Ended June 30,
(dollars in thousands)	2010	2009
Net loss of Pregis Holding II Corporation	$(3,582)	$3,063
Interest expense, net of interest income	11,628	9,387
Income tax (benefit) expense	(3,188)	2,167
Depreciation and amortization	11,464	11,305

EBITDA	16,322	25,922

Other non-cash charges (income):
Unrealized foreign currency transaction losses (gains), net	(100)	(8,159)
Non-cash stock based compensation expense	394	301
Non-cash asset impairment charge	—	(253)
Net unusual or nonrecurring gains or losses:
Restructuring, severance and related expenses	1,314	5,614
Other unusual or nonrecurring gains or losses	945	164
Other adjustments:
Amounts paid pursuant to management agreement with Sponsor	527	599
Pro forma adjusted EBITDA of acquired business	—	715

Adjusted EBITDA (“Consolidated Cash Flow”)	$19,402	$24,903

Note to above:
EBITDA is calculated internally as net income before interest, taxes, depreciation, amortization, restructuring expense and adjusted for other non-cash charges and benefits. Adjusted EBITDA, referred to as Consolidated Cash Flow within the context of the Company’s indentures, is presented herein because it is a material element of the fixed charge coverage ratio and secured indebtedness leverage ratio included in the Company’s indentures and is a significant operating measure used by the Company to measure its operating performance and liquidity.

Pregis Holding II Corporation
Supplemental Information
(Unaudited)
Calculation of Adjusted EBITDA (“Consolidated Cash Flow”)

(unaudited)	Twelve Months Ended June 30,
(dollars in thousands)	2010	2009
Net loss of Pregis Holding II Corporation	$(26,454)	$(46,235)
Interest expense, net of interest income	47,048	43,477
Income tax (benefit) expense	(6,879)	(7,197)
Depreciation and amortization	44,665	47,970

EBITDA	58,380	38,015

Other non-cash charges (income):
Unrealized foreign currency transaction losses (gains), net	(310)	13,475
Non-cash stock based compensation expense	1,678	1,261
Non-cash asset impairment charge	194	20,101
Net unusual or nonrecurring gains or losses:
Restructuring, severance and related expenses	6,302	15,971
Other unusual or nonrecurring gains or losses	11,516	676
Other adjustments:
Amounts paid pursuant to management agreement with Sponsor	2,442	1,892
Pro forma adjusted EBITDA of acquired business	2,277	—

Adjusted EBITDA (“Consolidated Cash Flow”)	$82,479	$91,391

Note to above:
EBITDA is calculated internally as net income before interest, taxes, depreciation, amortization, restructuring expense and adjusted for other non-cash charges and benefits. Adjusted EBITDA, referred to as Consolidated Cash Flow within the context of the Company’s indentures, is presented herein because it is a material element of the fixed charge coverage ratio and secured indebtedness leverage ratio included in the Company’s indentures and is a significant operating measure used by the Company to measure its operating performance and liquidity.

Pregis Holding II Corporation
Second Quarter 2010
Supplemental Information
(Unaudited)
(Amounts and percentage changes are approximations due to rounding.)
Gross Margin Calculations

	Three Months Ended June 30,
(dollars in thousands)	2010	2009	Change
Net sales	$217,801	$196,003	$21,798
Cost of sales, excluding depreciation and amortization	(171,368)	(147,049)	(24,319)

Gross margin	$46,433	$48,954	$(2,521)

Gross margin, as a percent of net sales	21.3%	25.0%	(3.7)%

Net Sales by Segment

					Change Attributable to the
					Following Factors
	Three Months Ended June 30,				Price /						Currency
	2010	2009	$ Change	% Change	Mix		Volume		Acquisition		Translation
	(dollars in thousands)
Segment:
Protective Packaging	$138,251	$118,748	$19,503	16.4%	$2,148	1.8%	$16,362	13.8%	$5,006	4.2%	$(4,013)	(3.4)%
Specialty Packaging	79,550	77,255	2,295	3.0%	915	1.2%	6,334	8.2%	—	—%	(4,954)	(6.4)%

Total	$217,801	$196,003	$21,798	11.1%	$3,063	1.6%	$22,696	11.6%	$5,006	2.6%	$(8,967)	(4.6)%

EBITDA by Segment

	Three Months Ended June 30,
	2010	2009	$ Change	% Change
	(dollars in thousands)
Segment:
Protective Packaging	$10,658	$15,372	$(4,714)	(30.7)%
Specialty Packaging	9,857	10,118	(261)	(2.6)%

Total segment EBITDA	$20,515	$25,490	$(4,975)	(19.5)%